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FOR IMMEDIATE RELEASE                           FOR FURTHER INFORMATION CONTACT:
                                                STEVE W. HEROD
                                                713/759-6808, EXT. 104

               MIDDLE BAY OIL COMPANY, INC. ANNOUNCES CLOSING OF
             SALE OF  $21.4 MILLION OF COMMON STOCK, WARRANTS AND
        SENIOR SUBORDINATED CONVERTIBLE DEBT TO 3TEC ENERGY CORPORATION



HOUSTON, TEXAS, AUGUST 30, 1999 . . . Middle Bay Oil Company, Inc. ("Middle Bay" or "Company") (NASDAQ: MBOC) announced today the closing of the previously announced sale to 3TEC Energy Corporation ("3TEC") of $21.4 million of common stock, warrants and senior subordinated convertible debt. Pursuant to the terms of the Securities Purchase Agreement executed July 1, 1999, 3TEC purchased 4,755,556 shares of newly issued Middle Bay common stock and five year warrants to purchase 3,600,000 shares of Company common stock for $10.7 million. The warrants are exercisable for $1.00 per share and are subject to certain restrictions regarding the timing of their exercise. Middle Bay issued 3TEC a senior subordinated convertible note for $10.7 million (the "Note"). The Note has a five-year maturity, bears interest at 9% per annum and is convertible into Middle Bay common stock at $3.00 per share, a total of 3,566,667 common shares. The proceeds from the transaction have been added to working capital and will be available for the acquisition, development and exploration of oil and gas properties.

3TEC Energy Corporation is a privately held independent exploration and production company based in Dallas, Texas whose largest shareholder is an affiliate of EnCap Investments L.C. ("EnCap"). With over $1 billion in funds under management, EnCap is a Houston based institutional funds management firm specializing in financing the upstream and midstream sectors of the energy industry. EnCap is a wholly owned subsidiary of El Paso Energy Corporation. Floyd C. Wilson, former President and Chief Executive Officer of Hugoton Energy Corporation, is a major shareholder and President of 3TEC. Concurrent with the closing of the 3TEC/Middle Bay transaction, Mr. Wilson became Chairman, President and Chief Executive Officer of Middle Bay. John
J. Bassett, formerly Middle Bay's President and Chief Executive Officer, became Executive Vice President.

At closing, 3TEC became Middle Bay's largest shareholder with ownership of approximately 36% of the outstanding common stock. Under the terms of a

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shareholders agreement executed at closing, 3TEC has the right to designate three members of a new five person Middle Bay Board of Directors. The Board members designated by 3TEC are Mr. Wilson, David B. Miller and D. Martin Phillips. Mr. Miller and Mr. Phillips are both managing directors of EnCap. Certain other major shareholders of the Company have the right to designate the other two board members, who are Mr. Bassett and Gary R. Christopher of Kaiser-Francis Oil Company. Kaiser-Francis Oil Company is the Company's second largest shareholder with ownership of approximately 25% of Middle Bay's outstanding common stock.

Middle Bay Oil Company, Inc. is an independent oil and gas exploration and production company, headquartered in Houston, Texas, with operations in the Gulf Coast and Mid-Continent regions.

The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business goals.